UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2016

Atlas Resource Partners, L.P.

(Exact name of registrant specified in its charter)

Delaware	001-35317	45-3591625
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (the “Form 10-Q”), Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), disclosed that based on projected market conditions, continued declines in commodity prices and recent conversations with its administrative agent under its Revolving Credit Agreement (as defined below), it expected that its regular semi-annual borrowing base redetermination would result in a reduction of its borrowing base under the Revolving Credit Agreement to a level below its outstanding borrowings of $676.2 million (which includes $4.2 million in letters of credit) as of March 31, 2016.

Consistent with the foregoing, on June 8, 2016, the Partnership received notice from Wells Fargo Bank, National Association, as administrative agent under the Partnership’s Second Amended and Restated Credit Agreement (as amended, the “Revolving Credit Agreement”) that its borrowing base had been redetermined in accordance with the Revolving Credit Agreement and reduced from $700.0 million to $530.0 million. The new borrowing base will remain in effect until it is redetermined or adjusted in accordance with the Revolving Credit Agreement.

As of June 14, 2016, $673.7 million in borrowings were outstanding (which includes $4.2 million in letters of credit) under the Revolving Credit Agreement, resulting in a borrowing base deficiency of $143.7 million. The Revolving Credit Agreement provides that within 30 days after the Partnership’s receipt of a notification of a borrowing base deficiency, the Partnership must elect to cure the borrowing base deficiency through any combination of the following actions: (i) repay amounts outstanding under the Revolving Credit Agreement sufficient to cure the borrowing base deficiency, either within 30 days after receipt of the borrowing base deficiency notice or in four equal monthly installments beginning on July 11, 2016; or (ii) pledge as collateral additional oil and gas properties acceptable to the administrative agent and lenders sufficient to cure the borrowing base deficiency within 60 days after receipt of the borrowing base deficiency notice.

This expected redetermination has been a factor in the Partnership’s evaluation of various options with its lenders under the Revolving Credit Agreement, its lenders under its Second Lien Credit Agreement and the holders of its senior notes with respect to its capital structure. As described in the Form 10-Q, the Partnership has a significant hedge position for the remainder of 2016 through 2018. In connection with the current redetermination, the Partnership continues to be engaged in discussions with the lenders under the Revolving Credit Agreement with respect to addressing the deficiency. Moreover, as of June 7, 2016, the Partnership has approximately $36 million of cash on hand. However, there can be no certainty that the Partnership will be able to implement any such options, and the Partnership cannot provide any assurances that any refinancing or changes in its debt or equity capital structure would be possible or that additional equity or debt financing could be obtained on acceptable terms, if at all. The Partnership expects to continue to be opportunistic and aggressive in managing its liquidity to meet its capital and operating needs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P. By: Atlas Energy Group, LLC, its general partner

Dated: June 14, 2016	By:	/s/ Jeffrey M. Slotterback
		Name:	Jeffrey M. Slotterback
		Title:	Chief Financial Officer